Exhibit 99.1

Company Contact:
James S. Scully
Chief Administrative Officer and
Chief Financial Officer
(212) 209-8040

Investor Contact:
Allison Malkin/Chad Jacobs/Joe Teklits
Integrated Corporate Relations
(203) 682-8200

J. CREW GROUP, INC. ANNOUNCES COST REDUCTION PROGRAM

Actions Expected to Generate Approximately $40 Million in Annualized Pre-Tax Savings

New York, NY – February 27, 2009 – J. Crew Group, Inc. [NYSE:JCG] today announced that it has initiated a cost reduction program that is expected to generate approximately $40 million in annualized pre-tax savings. This program is being implemented in response to the challenging economic environment, which is anticipated to continue through the Company’s current fiscal year and includes the following key elements:

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Reduced workforce by approximately 95 positions (including positions that are currently unfilled) primarily in the New York offices and support functions in the field and distribution centers. This represented an approximate 10% reduction in staffing for the departments included. The affected associates have been offered severance and related transition assistance.

•	Suspended the 401(k) Plan Company matching contributions through the balance of 2009.

•	Eliminated 2009 merit based wage increases for the entire workforce.

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Initiated other company-wide cost reduction programs to produce efficiencies in areas such as supply chain, store operations, real estate, catalog circulation, and other general savings in the New York offices.

Millard Drexler, J.Crew’s Chairman and CEO stated: “As we are all aware, we are operating in a very tough economic environment. This has required us to make some difficult decisions, which we do not take lightly, but feel are necessary to ensure we remain competitively positioned over the long term. However, we believe our financial flexibility, our team, and our focus on quality products and the customer will enable us to navigate these turbulent times.”

As previously announced, the Company has also lowered its planned capital expenditures for fiscal 2009 to approximately $55-60 million, a decrease of approximately 25% from the projected 2008 level. The Company also expects to incur a pre-tax charge of approximately $1.5 million during the first quarter of fiscal year 2009 mainly to reflect anticipated severance payments and related costs for affected associates.

About J. Crew Group, Inc.

J. Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s and men’s apparel, shoes and accessories. As of January 31, 2009, the Company operates 226 retail stores (including 5 crewcuts and 10 Madewell stores), the J. Crew catalog business, jcrew.com, and 74 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, our ability to compete with other retailers, the performance of the Company’s products within the prevailing retail environment, our strategy and expansion plans, systems upgrades, reliance on key personnel, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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